Exhibit 5.1

1271 Avenue of the Americas New York, New York 10020-1401 Tel: +1.212.906.1200 Fax: +1.212.751.4864 www.lw.com FIRM / AFFILIATE OFFICES
August 30, 2024 Vacasa, Inc. 850 NW 13th Avenue Portland, Oregon 97209	Austin	Milan
	Beijing	Munich
	Boston	New York
	Brussels	Orange County
	Century City	Paris
	Chicago	Riyadh
	Dubai	San Diego
	Düsseldorf	San Francisco
	Frankfurt	Seoul
	Hamburg	Silicon Valley
	Hong Kong	Singapore
	Houston	Tel Aviv
	London	Tokyo
	Los Angeles	Washington, D.C.
Madrid

Re:
Registration Statement on Form S-3

To the addressee set forth above:

We have acted as special counsel to Vacasa, Inc., a Delaware corporation (the “Company”), in connection with the offer and sale from time to time by the selling stockholders named in the Registration Statement (as defined below) of an aggregate of up to 10,932,790 shares of Class A common stock, $0.00001 par value per share (the “Class A Common Stock”), including (i) 1,517,381 shares of Class A Common Stock outstanding as of the date hereof (the “Initial Shares”), (ii) 7,211,538 shares of Class A Common Stock (the “Initial Conversion Shares”) issuable upon the conversion of $30.0 million aggregate principal amount of the Company’s senior secured convertible notes due 2029 (the “Initial Notes”) issued pursuant to the Note Purchase Agreement, dated August 7, 2024, by and among the Company and the other parties thereto (the “Note Purchase Agreement”), and (iii) up to 2,203,871 shares of Class A Common Stock (together with the Initial Conversion Shares, the “Conversion Shares”) issuable upon the conversion of additional notes (together with the Initial Notes, the “Notes”) that the Company may deliver as interest payments on the Initial Notes pursuant to the Note Purchase Agreement. The Initial Shares and the Conversion Shares are included in a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on August 30, 2024 (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus (the “Prospectus”), other than as expressly stated herein with respect to the issue of the Initial Shares and the Conversion Shares.

August 30, 2024

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1.	The Initial Shares have been duly authorized by all necessary corporate action of the Company and are validly issued, fully paid and nonassessable.

2.
When the Conversion Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the holders of the Notes and have been issued by the Company in the circumstances contemplated by the Note Purchase Agreement, the Conversion Shares will have been duly authorized by all necessary corporate action of the Company and will be validly issued, fully paid and nonassessable.

In rendering the opinion set forth in paragraph 2 above, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP